Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
FMC Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62996, 333-76210, 333-76214 and 333-76216) and the Registration Statement on Form S-1 (No. 333-55920) of FMC Technologies, Inc. of our report dated January 24, 2002 relating to the consolidated balance sheets of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 annual report on Form 10-K of FMC Technologies, Inc.

/S/ KPMG LLP

Chicago, Illinois
March 25, 2002